Exhibit 99.1

Sky Petroleum Appoints Jaloul Ayed to Advisory Board

AUSTIN, Texas--(BUSINESS WIRE)--October 11, 2012--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with activities in Albania and the United Arab Emirates, is pleased to announce the appointment of Jaloul Ayed to its Advisory Board.

Mr. Jaloul Ayed was appointed Minister of Finance of Tunisia in January 2011 and served in the two interim governments that were formed following the Tunisian revolution. Prior to this appointment, Mr. Ayed was Board Member and General Manager of BMCE Group, Vice Chairman of its Senior Credit Committee, Chairman of BMCE Capital, and Vice Chairman of and CEO of BMCE Bank International, a UK-based wholly owned subsidiary of BMCE.

In 1998 Mr. Ayed joined the Moroccan BMCE Group to set up BMCE Capital, its investment banking arm. BMCE Capital became one of the leading investment banks in Morocco and in the region. He also initiated the activities of BMCE Capital in Central and West Africa through the creation of a subsidiary of BMCE Capital in Senegal and Cameroon. In 2006, BMCE Capital launched its subsidiary AXIS Capital in Tunis. Mr. Ayed also supervised the creation by BMCE Bank of MediCapital Bank, an FSA authorized wholesale bank in London.

Mr. Ayed chaired the Management Committee of BMCE Group as well as the boards of several fully owned subsidiaries of BMCE Bank Group and FinanceCom. He also founded Argan Invest, the largest private equity platform in Morocco. Mr. Jaloul Ayed held several other senior positions in the FinanceCom Group including, but not limited to Vice-Chairman of the supervisory Board of RMA Watanya, the largest insurance company in Morocco, Director of Bank of Africa and Chairman of the Board of Axis Capital, Tunis. He was also a Director at Proparco, the French development agency, and Vice Chairman and co-founder of Euromed Capital Forum.

Prior to BMCE, Mr. Ayed joined Citibank in 1980 where he spent 18 years. During his career with Citibank, he held various country management positions in the emerging countries of North Africa and the Middle East, and as Senior Banker with the Capital Markets Group at Citicorp International plc in London (1996-1998). During his various assignments at Citibank, Mr. Ayed formulated and implemented business strategies in the countries under his supervision, and made significant contributions to developing Citibank franchises in the MENA region. Mr. Ayed holds a BA in Economics from the Faculty of Law and Economic Sciences of Tunis (1977), and obtained a Masters’ degree in Economics at the University of Maryland in 1979 where he was elected member of the Phi kappa Phi Honor Society. He is a renowned composer of classical music.

"We are very pleased to have Jaloul join Sky Petroleum’s Advisory Board,” said Karim Jobanputra, Sky Petroleum’s chairman. “He is a financial global leader, and his knowledge and skill will be invaluable to Sky Petroleum.”

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com